Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

PROCESSA PHARMACEUTICALS, INC.,
a Delaware corporation;

VENUS MERGER SUB I, INC.,
a Delaware corporation;

VENUS MERGER SUB II, LLC,
a Delaware limited liability company;

and

VIDYA THERAPEUTICS, INC.,
a Delaware corporation;

Dated as of July 28, 2026

continued

ii

continued

iii

continued

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Certificate of Designation of Series A Convertible Preferred Stock
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Parent Support Agreement
Exhibit E	Form of A&R Limited Liability Company Agreement of Second Merger Sub

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 28, 2026, by and among PROCESSA PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), VENUS MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), VENUS MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and VIDYA THERAPEUTICS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist, and the Company will become a direct wholly owned subsidiary of Parent.

B. Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger.

C. Immediately following the execution and delivery of this Agreement, but prior to the filing of the First Certificate of Merger, Parent shall file the Series A Certificate of Designation, in substantially the form attached hereto as Exhibit B, with the office of the Secretary of State of the State of Delaware.

D. The Parties intend that, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

E. The Parent Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing.

F. The First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

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G. The sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

H. The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) recommended, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters (the “Company Board Approval”).

I. Subsequent to the Company Board Approval, but prior to the execution and delivery of this Agreement, the requisite Company stockholders constituting the Required Company Stockholder Vote by written consent and in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL (i) approved and adopted this Agreement and the Contemplated Transactions, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledged that by its approval of the Merger it is therefore not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (such matters, the “Company Stockholder Matters” and the consent, the “Stockholder Written Consent”).

J. Immediately following the Closing, the Company will transmit to each Company stockholder who did not execute the Stockholder Written Consent any notices required under Section 228(e) and Section 262 of the DGCL.

K. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent and the Company’s willingness to enter into this Agreement, certain of the directors and officers of Parent listed in Section A-1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) (the “Parent Signatories”) and the executive officers and directors of the Company listed in Section A-1 of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as stockholders of the Company) are executing lock-up agreements in substantially the form attached as Exhibit C (each, a “Lock-Up Agreement”).

L. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, all of the officers and directors and certain stockholders of Parent set forth on Section A-2 of the Parent Disclosure Schedule (solely in their capacity as stockholders) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit D (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters.

M. Prior to or concurrently with the execution and delivery of this Agreement, in connection with the Parent Financing, certain investors have executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) among Parent and the Persons named therein (such investors, the “Investors”) (representing an aggregate commitment no less than the Concurrent Investment Amount of $175,000,000), pursuant to which each such Investor has agreed to purchase such Investor’s respective portion of the Concurrent Investment Amount as payment for the number of shares of Parent Series A Convertible Preferred Stock to be issued to such Investor as set forth in the Securities Purchase Agreement and in accordance with the terms contained therein.

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AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

1.2 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. As a result of the First Merger, the First Step Surviving Corporation will become a wholly owned subsidiary of Parent. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA.

1.3 Closing; First Effective Time; Second Effective Time. The consummation of the Merger (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures substantially simultaneously with the execution and delivery of this Agreement, or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (a) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (b) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

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1.4 Series A Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Prior to the First Effective Time, Parent shall file the Series A Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) At the First Effective Time:

(i) the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as set forth in an exhibit to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the bylaws of the First Step Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(iii) the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 4.10 of the Parent Disclosure Schedule; and

(iv) the directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be such persons as shall be mutually agreed upon by Parent and the Company.

(c) At the Second Effective Time:

(i) the certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the name of the Surviving Entity shall be amended to Vidya Therapeutics Operating, LLC;

(ii) the limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended in substantially the form attached hereto as Exhibit E; and

(iii) the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity, shall be as set forth in Section 1.4(c)(iii) of the Parent Disclosure Schedules.

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1.5 Merger Consideration; Effect of Merger on Company Common Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Common Stock at the Closing shall be (a) 558,398 shares of Parent Common Stock (“Parent Common Stock Payment Shares”) and (b) 142,744.100 shares of Parent Series A Convertible Preferred Stock (the “Parent Preferred Stock Payment Shares” and, together with the Parent Common Stock Payment Shares, the “Parent Stock Payment Shares”) in accordance with Section 1.6(a), provided that the aggregate number of shares of Parent Common Stock issued in (i) the Contemplated Transactions, including shares of Parent Common Stock issuable upon exercise of the Parent Assumed Options and (ii) the Parent Financing, collectively, shall not exceed 19.99% of the total number of shares of Parent Common Stock issued and outstanding as of immediately prior to the First Effective Time (the “Cap”). Each Parent Preferred Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent (provided that no Person receiving shares of Parent Common Stock in the Contemplated Transactions shall be entitled to vote such shares on such matter) to approve, for purposes of the applicable Nasdaq Stock Market Rules, the issuance of shares of Parent Common Stock to the holders of Parent Series A Convertible Preferred Stock (including the shares of Parent Series A Convertible Preferred Stock issued in the Parent Financing) upon conversion of any and all shares of Parent Series A Convertible Preferred Stock in accordance with the terms of the Series A Certificate of Designation (the “Preferred Stock Conversion Proposal”).

1.6 Conversion of Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Common Stock held as treasury stock or held or owned by the Company or any wholly owned Subsidiary of the Company immediately prior to the First Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5 and Section 1.6(c), each share of Company Common Stock outstanding immediately prior to the First Effective Time (excluding shares to be cancelled pursuant to Section 1.6(a)(i)) shall be automatically converted solely into the right to receive a number of Parent Stock Payment Shares equal to the Exchange Ratio as set forth on the Allocation Certificate.

(b) If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are subject to any time-based vesting repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, shares of Parent Common Stock issued in exchange for such shares of Company Common Stock shall continue to be subject to any such time-based vesting right of repurchase, risk of forfeiture or other such conditions.

(c) Fractional shares of Parent Series A Convertible Preferred Stock may be issued to the nearest one-thousandth of a share in connection with the First Merger. Any fractional share of Parent Series A Convertible Preferred Stock that a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated with all other fractional shares of Parent Series A Convertible Preferred Stock issuable to such holder and shall be rounded up to the nearest one-thousandth of a share to the extent the aggregate amount of fractional shares of Parent Series A Convertible Preferred Stock is equal to or exceeds 0.0005, and otherwise rounded down, with no additional consideration paid for any fractional shares eliminated due to rounding. No fractional shares of Parent Common Stock or Parent Series A Convertible Preferred Stock shall be issued, and no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional share of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated with all other fractional shares of Parent Common Stock issuable to such holder and shall be rounded up to the nearest whole share to the extent the aggregate amount of fractional shares of Parent Common Stock is equal to or exceeds 0.5, and otherwise rounded down.

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(d) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent, each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving Corporation. If applicable, each stock certificate of First Merger Sub evidencing ownership of any such shares shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.

(e) If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock or Parent Series A Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock and Parent Common Stock and Parent Series A Convertible Preferred Stock, with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or require Parent to take any action with respect to Company Common Stock or Parent Common Stock or Parent Series A Convertible Preferred Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(f) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders or members (as applicable), (i) each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto, and (ii) each membership interest of the Second Merger Sub shall remain issued and outstanding.

1.7 Closing of the Company’s Transfer Books. (a) At the First Effective Time, all holders of (i) certificates representing shares of Company Common Stock and (ii) book-entry shares representing shares of Company Common Stock (“Book-Entry Shares”), in each case, that were outstanding immediately prior to the First Effective Time shall be deemed, from and after the First Effective Time, to only have the right to receive book-entry shares of Parent Common Stock and Parent Series A Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, such certificates representing shares of Company Common Stock and Book-Entry Shares shall be cancelled; and (b) at the First Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding as of such time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the First Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Entity, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Sections 1.6 and 1.8.

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1.8 Exchange of Shares.

(a) Continental Stock Transfer and Trust shall act as exchange agent in the Merger (the “Exchange Agent”). Prior to the First Effective Time, Parent shall deliver to the Exchange Agent an irrevocable instruction letter directing the Exchange Agent to issue the Parent Common Stock and Parent Series A Convertible Preferred Stock issuable pursuant to Section 1.6(a) to the holders entitled thereto in accordance with Schedule 1.8(a).

(b) Immediately following the First Effective Time, the Exchange Agent shall issue book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock and Parent Series A Convertible Preferred Stock) that each holder of Company Common Stock has the right to receive pursuant to the provisions of Section 1.6(a) and each Company Stock Certificate or Book-Entry Share formerly held by each such holder shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock and Parent Series A Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, shall be cancelled. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.6(e) shall be deemed to have been in full satisfaction of all rights pertaining to Company Common Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.

(c) Subject to compliance with applicable escheat Laws, if any holder of Company Stock Certificates or Book-Entry Shares has not theretofore surrendered such Company Stock Certificates or transferred such Book-Entry Shares and become entitled to receive the Parent Common Stock and Parent Series A Convertible Preferred Stock pursuant to this Section 1 by the date that is one (1) year after the Closing Date, Parent may instruct the Exchange Agent to cease issuing such shares, and thereafter such holder shall look only to Parent as a general creditor for satisfaction of its claim for such Parent Common Stock and Parent Series A Convertible Preferred Stock and any dividends or distributions payable with respect thereto.

(d) No Party shall be liable to any former holder of any shares of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock or Parent Series A Convertible Preferred Stock (or dividends or distributions with respect thereto) delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.9 Company SAFEs. Immediately prior to and conditioned upon the First Effective Time, subject to each Company SAFE Holder executing a Company SAFE Amendment, each Company SAFE shall be cancelled and converted into a number of shares of Company Common Stock in accordance with the terms of the Company SAFE Amendment (“SAFE Conversion”) and such Company Common Stock shall thereafter be converted into Parent Stock Payment Shares in accordance with Section 1.6(a)(ii).

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1.10 Company Options.

(a) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time under the Company Plan, whether or not vested, shall be assumed and converted into and become an option to purchase Parent Common Stock (each, a “Parent Assumed Option”). Accordingly, from and after the First Effective Time: (i) each Parent Assumed Option may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Parent Assumed Option shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to the corresponding Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Parent Assumed Option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to the corresponding Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) the other terms of each Parent Assumed Option (including, but not limited to, the expiration date, restrictions on exercisability, and vesting schedule) shall otherwise remain unchanged; provided, that, (I) in the case of any Parent Assumed Option that was converted from a Company Option to which Section 421 of the Code applies as of the First Effective Time by reason of its qualification under Section 422 of the Code, the per share exercise price, the number of shares of Parent Common Stock subject to such Parent Assumed Option and the terms and conditions of such Parent Assumed Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and (II) the exercise price, the number of shares of Parent Common Stock subject to, and the terms and conditions of exercise of each Parent Assumed Option shall also be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that: (x) no Parent Assumed Option shall be exercisable until the date on which the Parent Stockholder Matters are approved; (y) the terms of the Parent Assumed Options shall be further amended as may be necessary to reflect such assumption and conversion of the Company Options into Parent Assumed Options (such as by making any change in control or similar definition relate to Parent instead of the Company and having any provision that provides for the adjustment of Parent Assumed Options upon the occurrence of certain corporate events of the Company relate to similar corporate events of Parent instead); and (z) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Parent Assumed Option.

(b) Parent shall file with the SEC, promptly after the First Effective Time (and in any event, not later than ninety (90) days thereafter), a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Parent Assumed Options in accordance with Section 1.10.

1.11 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the First Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL (whether occurring before, at or after the First Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the First Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.6 and 1.8. The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other party’s prior written consent (which shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

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1.12 Calculation of Parent Net Cash. Prior to the date of this Agreement, Parent delivered to the Company a schedule (the “Parent Net Cash Schedule”) setting forth, in reasonable detail, the calculation of Parent Net Cash as of 11:59 p.m. on the last Business Day prior to the Closing Date prepared and certified by an authorized officer of Parent. The Company has accepted the Parent Net Cash Schedule as final notwithstanding any variations between the definition thereof and the calculations or components included in the Parent Net Cash Schedule and each of the Company and Parent acknowledge on behalf of their respective equityholders that no further adjustments to the Merger Consideration shall be made. In the event of any conflict between the definition of Parent Net Cash and the Parent Net Cash Schedule, the Parent Net Cash Schedule shall control.

1.13 Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Entity and otherwise) to take such action.

1.14 Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to any stockholder of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments, or as a result of a failure to deliver the certificate described in Section 6.2, such Withholding Agent shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination (and no later than three (3) Business Days prior to undertaking such deduction and/or withholding), and (ii) use commercially reasonable efforts to cooperate with such stockholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Subs as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Company Subsidiary is a company duly incorporated and validly registered under the Corporations Act 2001 (Cth), and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Company and the Company Subsidiary is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Persons identified in Section 2.1(c) of the Company Disclosure Schedule (the “Company Subsidiary”); and neither the Company nor the Company Subsidiary owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Person other than the Persons identified in Section 2.1(c) of the Company Disclosure Schedule.

(d) Neither the Company nor the Company Subsidiary is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Company nor the Company Subsidiary has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor the Company Subsidiary has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company and the Company Subsidiary have each made available to Parent accurate and complete copies of its respective Organizational Documents, as applicable, as in effect as of the date of this Agreement. The Company and the Company Subsidiary are not in breach or violation of any provision of their respective Organizational Documents.

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2.3 Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by written consent) has unanimously: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote in favor of the Company Stockholder Matters.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of the holders of a majority of the shares of Company Common Stock outstanding as of the record date for the Stockholder Written Consent and entitled to vote thereon (the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Common Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. No other corporate proceedings by the Company is necessary to authorize this Agreement or to consummate the Contemplated Transactions. The Stockholder Written Consent executed by the Required Company Stockholder Vote is effective as of the execution of this Agreement.

2.5 Non-Contravention: Consents. Subject to obtaining the Required Company Stockholder Vote, the filing of the Certificates of Merger required by the DGCL, and the filing of the Series A Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

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(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Series A Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Common Stock consists of 1,000,000 shares of Company Common Stock, of which 643,302 shares are issued and are outstanding as of the date of this Agreement and immediately prior to the SAFE Conversion and of which 873,743 shares are issued and outstanding as of the date of this Agreement and immediately following the SAFE Conversion. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Common Stock and the number and type of shares of Company Common Stock held by such holder.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of the Company Subsidiary capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock was or is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock was or is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there has been and is no Company Contract or Contract to which the Company Subsidiary is bound relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or the Company Subsidiary capital stock. The Company and the Company Subsidiary are not under any obligation, nor bound by any Contract pursuant to which either may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, the Company Subsidiary capital stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists, as of the date of this Agreement, all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

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(c) Except for the Vidya Therapeutics, Inc. 2025 Equity Incentive Plan, as amended from time to time (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 71,478 shares of Company Common Stock for issuance of awards under the Company Plan, of which 6,434 Company Options have been issued and are currently outstanding and 65,044 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. As of the date of this Agreement, no shares have been issued pursuant to the exercise of Company Options previously granted under the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vi) the date on which such Company Option expires; (vii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (viii) whether such Company Option is “early exercisable.” The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of stock option agreement that is consistent in all material respects with the stock option agreements evidencing outstanding Company Options granted thereunder.

(d) Except for Company Options set forth in Section 2.6(d) of the Company Disclosure Schedule, the Company SAFEs and as set forth on Section 2.6(a) of the Company Disclosure Schedule, there are no other: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Section 2.6(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company SAFE outstanding as of the date of this Agreement: (i) the name of the Company SAFE Holder; (ii) the date of issuance of such Company SAFE; (iii) the discount rate (if any) applicable to such Company SAFE; and (iv) the number of shares of Company Common Stock to be issued upon conversion of such Company SAFE pursuant to the applicable Company SAFE Amendment. The Company has made available to Parent true and complete executed copies of each Company SAFE and each Company SAFE Amendment.

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(e) All outstanding shares of Company Common Stock, Company Options, Company SAFEs and other securities of the Company have been issued and granted in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts. Each Company SAFE was duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. No Company SAFE has been modified, amended, supplemented or waived (other than by the applicable Company SAFE Amendment), and there are no side letters, understandings or other agreements (whether written or oral) between the Company and any Company SAFE Holder relating to any Company SAFE other than the Company SAFE and the applicable Company SAFE Amendment.

(f) All distributions, dividends, repurchases and redemptions of the Company Common Stock or other equity interests of the Company were undertaken in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

(g) Each holder of Company SAFEs has validly executed and delivered a Company SAFE Amendment. Each Company SAFE Amendment has been duly authorized by the Company and constitutes a valid and binding obligation of the Company and the applicable Company SAFE Holder, enforceable against such parties in accordance with its terms, subject to the Enforceability Exceptions. No Company SAFE Holder has asserted any written claim, objection or dispute with respect to any Company SAFE Amendment or the conversion contemplated thereby. The conversion of the Company SAFEs pursuant to the Company SAFE Amendments will not trigger any anti-dilution, price adjustment, or other similar provision under any Company SAFE or any other agreement to which the Company is a party. The number of shares of Company Common Stock issuable to Company SAFE Holders in connection with the conversion of the Company SAFEs is set forth in the applicable Company SAFE Amendment, and no additional consideration (whether in cash, securities, or otherwise) is owed or payable by the Company or Parent to any Company SAFE Holder on account of such conversion as a result of the Contemplated Transactions. Each holder of Company SAFEs has no entitlement to shares of Company Common Stock on account of the conversion of their Company SAFE in accordance with the terms of the Company SAFE Amendment, other than as contemplated by the applicable Company SAFE Amendment.

2.7 Financial Statements.

(a) Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of the consolidated Company Unaudited Balance Sheet and the Company’s unaudited statement of operations and cash flows for the year ended December 31, 2025 and the consolidated unaudited balance sheet of the Company as of March 31, 2026 and the Company’s unaudited statement of operations and cash flows for the three-month period ending March 31, 2026 (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

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(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis.

(c) Neither the Company nor the Company Subsidiary has entered into any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or the Company Subsidiary since April 8, 2024.

(d) Since April 8, 2024, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or the chief financial officer of the Company, the Company Board or any committee thereof. Since April 8, 2024, neither the Company nor the Company Subsidiary has identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company or the Company Subsidiary, (ii) any fraud, whether or not material, that involves the Company or the Company Subsidiary, the Company’s or the Company Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or the Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, since the date of the Company Unaudited Balance Sheet through the date of this Agreement, each of the Company and the Company Subsidiary has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Company Material Adverse Effect and (y) the Company has not done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock; or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(b) sold, issued, granted, pledged, disposed of or otherwise encumbered (other than encumbrances pursuant to applicable securities Laws) or authorized any encumbrance (other than encumbrances pursuant to applicable securities Laws) with respect to: (A) any capital stock or other security of the Company (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and consultants in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

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(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity (in each case, except for the Company Subsidiary);

(e) (A) adopted, terminated, established or entered into any Company Benefit Plan (or any plan, arrangement, agreement, program or policy that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), other than as required by applicable Law; (B) caused or permitted any Company Benefit Plan to be amended in any material respect, other than as required by applicable Law; (C) paid any bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any Company Associate or other Person; (D) paid, increased, amended, or granted or entered into any agreement or arrangement providing for any severance, change-of-control, retention or other compensatory benefits to any Company Associate or other Person; (E) accelerated the vesting, payment or funding of any compensation or benefits under any Company Benefit Plan; (F) paid any benefit not required by any Company Benefit Plan; (G) hired, engaged, terminated, or given notice of termination (other than for cause) to any officer, employee, advisor, contractor, or consultant; or (H) made any loans or entered into any commitments to make any loans to any officer, employee, advisor, contractor or consultant of the Company;

(f) entered into any collective bargaining agreement or other Contract with any labor union or other labor organization;

(g) entered into any material transaction outside of the Ordinary Course of Business other than in connection with the Contemplated Transactions;

(h) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties (other than the disposal of obsolete assets), or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties;

(i) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(j) made, changed or revoked any material Tax election (other than elections made in the Ordinary Course of Business), failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes (other than accounting methods adopted in the Ordinary Course of Business);

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(k) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $100,000;

(l) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(m) initiated or settled any Legal Proceeding; or

(n) agreed, resolved or committed to do any of the foregoing.

2.9 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor the Company Subsidiary has any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations under Contracts in the Ordinary Course of Business (other than those resulting from a breach of such Company Contracts); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

2.10 Title to Assets. The Company and the Company Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company, the Company Subsidiary or each of its business, including: (a) all material tangible assets reflected on the Company Unaudited Balance Sheet; and (b) all other material tangible assets reflected in the books and records of the Company or Company Subsidiary as being owned by the Company or Company Subsidiary, as applicable. All of such material tangible assets are owned or, in the case of leased assets, leased by the Company or Company Subsidiary, as applicable, free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. Neither the Company nor the Company Subsidiary owns, nor has ever owned, any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company or Company Subsidiary directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company or the Company Subsidiary and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or the Company Subsidiary, or to the Knowledge of the Company, any other party thereto. The Company’s and the Company Subsidiary’s, as applicable, possession, occupancy, lease, use and/or operation of each such leased property conforms to the terms of the Company Real Estate Lease in all material respects, and the Company or the Company Subsidiary, as applicable, has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Neither the Company nor the Company Subsidiary has received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

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2.12 Intellectual Property; Privacy.

(a) Section 2.12(a) of the Company Disclosure Schedules identifies each item of Registered IP owned in whole or in part by the Company or the Company Subsidiary, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owner, (ii) the jurisdiction of application or registration, and (iii) the application or registration number. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedules properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States to the extent presently known. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid, enforceable and subsisting. Except as set forth in Section 2.12(a) of the Company Disclosure Schedules, there are no actions, outside of the normal course of prosecution, that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any material Registered IP owned in whole or in part by the Company or the Company Subsidiary.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiary, as applicable, exclusively own, is the sole assignee of, or has exclusively licensed all material Company IP (other than as disclosed in Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, the Company IP and all other Intellectual Property Rights licensed to the Company or the Company Subsidiary, as applicable, constitute all Intellectual Property Rights used in, material to, or otherwise necessary for the operation of the Company’s or the Company Subsidiary’s, as applicable, business as currently conducted. To the Knowledge of the Company, all Intellectual Property Rights licensed to the Company or the Company Subsidiary, as applicable, are licensed pursuant to a valid, enforceable written agreement. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company or the Company Subsidiary, as applicable, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company or the Company Subsidiary, as applicable. Each Company Associate who has or has had access to the Company’s or the Company Subsidiary’s, as applicable, trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP, trade secrets and confidential information. Each of the Company and the Company Subsidiary, as applicable, have taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

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(c) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create or develop any Company IP owned or purported to be owned by the Company or the Company Subsidiary, as applicable, except for (i) as where indicated on the face of the patents listed in Section 2.12(a) of the Company Disclosure Schedules or (ii) as set forth in Section 2.12(c) of the Company Disclosure Schedules, and in each case except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining or having the right to obtain ownership rights or a license to such Company IP or the right to receive royalties for the practice of such Company IP.

(d) Section 2.12(d) of the Company Disclosure Schedules sets forth each license agreement pursuant to which the Company or the Company Subsidiary, as applicable, (i) is granted an exclusive license under any Intellectual Property Right owned by any third party or is granted a license to any material Intellectual Property Right owned by any third party that is used by the Company or the Company Subsidiary, as applicable, in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include Company Standard Inbound Contracts; and Company Out-bound Licenses shall not include Company Standard Outbound Contracts). To the Knowledge of the Company, all Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company, the Company Subsidiary, as applicable, nor, to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses. Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, none of the terms or conditions of any Company In-Bound License or any Company Out-Bound License obligates the Company or the Company Subsidiary, as applicable, or any of their Affiliates to maintain, develop or prosecute any Intellectual Property Rights should the Company or the Company Subsidiary, as applicable, choose to terminate such Intellectual Property Rights.

(e) To the Knowledge of the Company: (i) the operation of the business of the Company or the Company Subsidiary, as applicable, as currently conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company or the Company Subsidiary, as applicable, alleging that the operation of the business of the Company or the Company Subsidiary, as applicable, infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or the Company Subsidiary, as applicable, alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP. Since April 8, 2024, neither the Company nor the Company Subsidiary, as applicable, has received any written notice or other written communication alleging that the operation of the business of the Company or the Company Subsidiary, as applicable, infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

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(f) None of the Company IP owned or purported to be owned by the Company or the Company Subsidiary, as applicable, or to the Knowledge of the Company, none of the Company IP exclusively licensed to the Company or the Company Subsidiary, as applicable, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or the Company Subsidiary, as applicable, of any such Company IP.

(g) Each of the Company and the Company Subsidiary, as applicable, and the operation of the Company’s and the Company Subsidiary’s businesses are, and at all times since April 8, 2024, have been, in material compliance with all applicable Privacy and Data Processing Requirements. Except as would not reasonably be expected to result in liability material to the Company or the Company Subsidiary, as applicable, the Company and the Company Subsidiary, as applicable, have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company or the Company Subsidiary, as applicable. Since April 8, 2024, except as would not reasonably be anticipated to result in liability material to the Company or the Company Subsidiary, as applicable, there has been (i) no loss or theft of, malfunction of, or security breach relating to, Company Data or the Company’s or the Company Subsidiary’s information technology systems, (ii) no violation of any written privacy or security policy of the Company or the Company Subsidiary, as applicable, regarding any such Company Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other such Processing of any Company Data. Since April 8, 2024, the Company and the Company Subsidiary, as applicable, has maintained commercially reasonable measures and maintained commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s and the Company Subsidiary’s, as applicable, business and Company Data.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than Company Excepted Contracts (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract the primary purpose of which is relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting in any material respect the freedom of the Company or the Company Subsidiary, as applicable, to compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or the Company Subsidiary or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company or the Company Subsidiary, as applicable or (D) any non-solicitation provision, which, for the avoidance of doubt, shall not include any Company Contract that is (1) a confidentiality, non-disclosure or similar agreement, (2) a license agreement, or (3) a services, consulting or similar agreement, in each case, entered into in the Ordinary Course of Business;

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(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material tangible assets or any ownership interest in any Entity, except as contemplated hereby;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or the Company Subsidiary, as applicable, or any loans or debt obligations with officers or directors of the Company or the Company Subsidiary, as applicable;

(vi) each Company Contract requiring payment by or to the Company or the Company Subsidiary, as applicable, after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement; (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or the Company Subsidiary, as applicable; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or the Company Subsidiary, as applicable, has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or the Company Subsidiary, as applicable, has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or the Company Subsidiary, as applicable; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or the Company Subsidiary, as applicable, or any Contract to sell, distribute or commercialize any products or service of the Company or the Company Subsidiary, as applicable;

(vii) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions and entitled to payment by the Company as a result of the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

(x) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

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(xi) each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company or the Company Subsidiary, as applicable;

(xii) each Company Contract, offer letter, employment agreement, or independent contractor agreement with any current Company Associate or other natural person service provider (A) providing for annual base compensation in excess of $150,000, or (B) that is not immediately terminable at will by the Company without notice, severance or other cost or payment;

(xiii) each Company Contract that (A) provides for retention payments, change of control payments, transaction bonuses, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger or the consummation of the Contemplated Transactions, or (B) is a bonus, equity, severance, retention, pension, profit sharing, deferred compensation or other similar plan, program or arrangement providing compensation or benefits to any current or former employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries;

(xiv) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company or the Company Subsidiary, as applicable, under a Company In-bound License;

(xv) each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xvi) any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by the Company or the Company Subsidiary, as applicable, and which involves payment or receipt by the Company or the Company Subsidiary, as applicable, after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, excluding Company Contracts with Company Associates.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor the Company Subsidiary, as applicable, nor, to the Knowledge of the Company, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business or the Company Subsidiary or its business, as applicable. As to the Company and the Company Subsidiary, as applicable, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person has provided written notice to the Company or the Company Subsidiary, as applicable, to renegotiate, or change, any material amount paid or payable to the Company or the Company Subsidiary, as applicable, under any Company Material Contract or any other material term or provision of any Company Material Contract.

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2.14 Compliance; Permits; Restrictions.

(a) Each of the Company and the Company Subsidiary, as applicable, is, and since April 8, 2024, has been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug and Cosmetic Act and regulations issued thereunder by the United States Food and Drug Administration (“FDA” and collectively, the “FDCA”), the Public Health Service Act and its implementing regulations (“PHSA”) and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the research, development, pre-clinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biological products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company and the Company Subsidiary, taken as a whole.

(b) Neither the Company nor the Company Subsidiary has received notice of any investigation, claim, suit, proceeding, audit or other action by any Governmental Body nor, to the Knowledge of the Company, no such proceeding is or has been threatened against the Company or the Company Subsidiary, as applicable. There is no agreement, judgment, injunction, order or decree binding upon the Company or the Company Subsidiary, as applicable, which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the Company Subsidiary, as applicable, any acquisition of material property by the Company or the Company Subsidiary, as applicable, or the conduct of business by the Company or the Company Subsidiary, as applicable, as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s or the Company Subsidiary’s, as applicable, ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(c) The Company and the Company Subsidiary, as applicable, holds all required Governmental Authorizations which are material to the operation of the business of the Company and the Company Subsidiary, as applicable, as currently conducted (the “Company Permits”). Section 2.14(c) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company and the Company Subsidiary, as applicable, is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Entity, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company or the Company Subsidiary, as applicable, as of the date of this Agreement and immediately prior to the First Effective Time.

(d) There are no proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or the Company Subsidiary, as applicable, with respect to an alleged material violation by the Company or the Company Subsidiary, as applicable, of the FDCA, PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither the Company nor the Company Subsidiary, as applicable, nor any of their respective officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of the Company, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, or proceeding pending or in effect against the Company or the Company Subsidiary, as applicable, or any of their respective officers and employees, and neither the Company nor the Company Subsidiary, as applicable, has any liability for failure to comply with the FDCA, PHSA, or other similar Laws. To the Knowledge of the Company, there is no act, omission, event, fact or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, Form FDA 483, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

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(e) The Company and the Company Subsidiary, as applicable, have complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data.

(f) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or the Company Subsidiary, as applicable, or in which the Company or the Company Subsidiary, as applicable, or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the Good Clinical Practice (“GCP”) regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and Good Laboratory Practice (“GLP”) regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of the Company or the Company Subsidiary, as applicable, has been terminated or suspended prior to completion for safety or noncompliance reasons. Since April 8, 2024, the Company and the Company Subsidiary, as applicable, have not received any notices, correspondence, or other communications from any Drug Regulatory Agency, institutional review board or ethics committee requiring, or to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or the Company Subsidiary, as applicable, or in which the Company or the Company Subsidiary, as applicable, or its current products or product candidates have participated. To the Knowledge of the Company, no information, condition or circumstance exists that could reasonably be expected to adversely affect the acceptance, or the subsequent approval, of any filing, application or request for approval by a Drug Regulatory Agency. To the extent required, all clinical trials conducted by or on behalf of the Company or the Company Subsidiary, as applicable, have been registered on, and trial results have been reported on, the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), and are listed in accordance with any applicable additional state and local law requirements.

(g) Neither the Company nor the Company Subsidiary, as applicable, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor the Company Subsidiary, as applicable, has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

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(h) None of the Company, the Company Subsidiary, as applicable, or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to Sections 306(a) or (b) of the FDCA (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (e) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (f) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Neither the Company, the Company Subsidiary, as applicable, nor any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has (a) been convicted of any crime, or (b) engaged in any activities, which are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. Each of the Company and the Company Subsidiary, as applicable, is not using, and has never used, in any capacity any Person that has ever been, or to the Knowledge of Company, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.

(i) The Company’s and the Company Subsidiary’s, as applicable, product candidates are and have been formulated, manufactured processed, produced, stored, tested, and packed in compliance in all material respects with all applicable provisions of the FDCA, and, if applicable, the current Good Manufacturing Practice regulations set forth at 21 C.F.R. Parts 210 and 211 and all relevant FDA and other Drug Regulatory Agency Laws and guidance related thereto.

(j) Each of the Company and the Company Subsidiary, as applicable, has complied in all material respects with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Neither the Company nor the Company Subsidiary is a Business Associate or a Covered Entity (as each of such terms are defined in HIPAA). The Company, if required under HIPAA, has created and maintained, written policies and procedures to protect the privacy of all Protected Health Information, has provided training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. The Company and the Company Subsidiary, as applicable, have not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other federal or state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to the Company or the Company Subsidiary, as applicable, or an agent or third party subject to a Business Associate Agreement with the Company. The Company and the Company Subsidiary, as applicable, is currently not submitting, receiving and handling or is capable of submitting, receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 2.14(j) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

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2.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) the Company Subsidiary, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or the Company Subsidiary, as applicable; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since April 8, 2024, through the date of this Agreement, no Legal Proceeding has been pending against the Company or the Company Subsidiary, as applicable, that resulted in material liability to the Company or the Company Subsidiary, taken as a whole.

(c) There is no order, writ, injunction, judgment or decree to which the Company or the Company Subsidiary, as applicable, or any of the material assets owned or used by the Company or the Company Subsidiary, as applicable, is subject. To the Knowledge of the Company, no officer or employees of the Company or the Company Subsidiary, as applicable, is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or the Company Subsidiary, as applicable, or to any material assets owned or used by the Company or the Company Subsidiary.

2.16 Tax Matters.

(a) The Company and the Company Subsidiary have timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where the Company or the Company Subsidiary does not file a particular Tax Return or pay a particular Tax that the Company or the Company Subsidiary is subject to taxation by that jurisdiction.

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(b) All income and other material Taxes due and owing by or with respect to the Company or the Company Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of or with respect to the Company or the Company Subsidiary did not, as of the date of the Company Unaudited Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Balance Sheet.

(c) All Taxes that the Company or the Company Subsidiary are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and in all material respects have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or the Company Subsidiary.

(e) No deficiencies for a material amount of Taxes with respect to the Company or the Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing, that have not been fully resolved. There are no pending or ongoing and, to the Knowledge of the Company, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of or with respect to the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency (in each case, excluding automatic extensions of time within which to file a Tax Return).

(f) Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor the Company Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither the Company, the Company Subsidiary, nor the Surviving Entity (in each case, attributable or with respect to the Company or the Company Subsidiary) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed at or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or existing, respectively, on or prior to the Closing; (v) installment sale or open transaction disposition made at or prior to the Closing; or (vi) prepaid amount, advance payment or deferred revenue received or accrued outside the Ordinary Course of Business at or prior to the Closing.

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(i) Neither the Company nor the Company Subsidiary has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither the Company nor the Company Subsidiary has any Liability for any material Taxes of any Person (other than the Company or the Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Since April 8, 2024, neither the Company nor the Company Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Neither the Company nor the Company Subsidiary has had a permanent establishment or a fixed place of business, in each case within the meaning of an applicable Tax treaty, in a country other than the country in which it is organized.

(l) Neither the Company nor the Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) The Company is treated as a C corporation for U.S. federal and state income tax purposes. Section 2.16(m) of the Company Disclosure Schedule sets forth the entity classification of the Company Subsidiary for U.S. Federal and state income tax purposes. Neither the Company nor the Company Subsidiary has made an election or taken any other action to change its federal and state income tax classification from such classification.

(n) Neither the Company nor the Company Subsidiary has taken any action (or agreed to take any action) or knows of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Schedule is a list of all Company Benefit Plans (which, for the avoidance of doubt, excludes (i) at-will employment offer letters on the Company’s standard form and (ii) individual Company Option or other compensatory equity award agreements made pursuant to the Company’s standard forms, provided that the representative standard forms of such agreements shall be scheduled). “Company Benefit Plan” means each (A) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (B) stock option, stock purchase, other equity or equity-based, phantom equity, pension, retirement, deferred compensation, profit-sharing, bonus, incentive, supplemental income, employment, consulting (if with a natural person consultant or their owned entity), compensation, severance, change-of-control, retention, health, life, death, disability, group insurance, vacation or paid time off, reimbursement, holiday, welfare, postretirement or retiree welfare, fringe benefit, educational, employee loan, employee assistance or similar plan, program, policy, agreement, Contract, or arrangement and arrangements not described in clause (A) (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen); and (C) each plan or arrangement providing compensation to employee and non-employee directors, in each case, (i) sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company, (ii) to which the Company is a party, (iii) under which the Company has any obligation to sponsor, contribute to or provide benefits under, or (iv) if such plan provides benefits to or otherwise covers any current or former employee, officer, director, independent contractor or other service provider of the Company (or their spouses, dependents or beneficiaries), or with respect to which the Company has or may have any actual or contingent Liability (including, without limitation, by reason of having a Company ERISA Affiliate), including any plan, program, policy, practice or contract that is sponsored by a PEO under which an employee of the Company is eligible to receive benefits in connection with the Company’s engagement of the PEO (each, a “PEO Benefit Plan”). Each Company Plan that is not a PEO Benefit Plan is referred to herein as a “Sponsored Company Benefit Plan.” In the case of a Company Benefit Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Benefit Plan shall include a reference to such trust, organization or other vehicle.

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(b) As applicable with respect to each Company Benefit Plan (and, in the case of any PEO Benefit Plan, to the extent made available to the Company by the PEO), the Company has made available to Parent, true and complete copies of (i) each such Company Benefit Plan, including all amendments thereto, and in the case of any such Company Benefit Plan that is unwritten, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or other material non-routine correspondence.

(c) Each Sponsored Company Benefit Plan (and, to the Knowledge of the Company, each PEO Benefit Plan) has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Sponsored Company Benefit Plans and, to the Knowledge of the Company, the PEO Benefit Plans, which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) Neither the Company nor any Company ERISA Affiliate has at any time in the last six (6) years maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

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(f) There are no pending audits or investigations by any Governmental Body involving any Sponsored Company Benefit Plan (or, to the Knowledge of the Company, any PEO Benefit Plan), and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Sponsored Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan. Neither the Company nor any Sponsored Company Benefit Plan (or, to the Knowledge of the Company, any PEO Benefit Plan) has any material liability for, nor is reasonably expected to have any material liability for, any excise tax or penalty under ERISA or the Code.

(g) None of the Company, any Company ERISA Affiliate or, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Sponsored Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any such Sponsored Company Benefit Plan which would subject any such Sponsored Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Sponsored Company Benefit Plan provides death, medical, dental, vision, life insurance, disability or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of the Company, the Company has not made a written representation promising the same. The Company has complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

(i) Each Sponsored Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which the Company is a party has been administered and operated in documentary and operational compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Sponsored Company Benefit Plan.

(j) Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

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(k) Except as set forth in Section 2.17(k) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code).

(l) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(m) The Company does not maintain any Company Benefit Plan for the benefit of any service providers located outside of the United States.

(n) The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all current Company Associates (including any individuals to whom an offer has been extended, but have not yet commenced employment or service) of the Company and the Company Subsidiary, and, as applicable: (i) base salary or hourly rate, consulting fee, contractor rate, or other terms of compensation; (ii) target amount of any bonus, commission, or incentive compensation, and a listing of any as yet unpaid amounts; (iii) hire date or initial contract date; (iv) employing or contracting entity; (v) full-time, part-time or temporary status; (vi) title and, with respect to independent contractors, a current written description of such person’s contracting services; (vii) visa status, if applicable; (viii) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the federal Fair Labor Standards Act and any similar state, federal or ex-U.S. law and (B) whether such an employee is on leave, and if so, the expected return date; and (ix) a schedule of any severance, termination payment, notice pay, retention benefits, change in control payments, or other similar compensation or benefits such person may be eligible to receive from the Company and the Company Subsidiary.

(o) The Company is not and has not ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or other labor organization representing any of its employees, and there is no labor union or other labor organization representing or, to the Knowledge of the Company, purporting or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has never been, nor, to the Knowledge of the Company, is there or has there ever been any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, union organizing activity, or any similar activity or dispute affecting the Company.

(p) The Company, since April 8, 2024, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, contractor classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, the Company has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to its Company Associates. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any Company Associate, applicant for employment, or other labor or employment matter.

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(q) The Company has complied in all material respects with the WARN Act and no action that could trigger the WARN Act will be implemented before the Closing Date.

2.18 Environmental Matters. Each of the Company and the Company Subsidiary, as applicable, is and since April 8, 2024, has complied with all applicable Environmental Laws, which compliance includes the possession by the Company and the Company Subsidiary, as applicable, of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business or the Company Subsidiary or its business, as applicable. Neither the Company nor the Company Subsidiary, as applicable, has received since April 8, 2024 (or prior to that time, which is pending and unresolved) any written notice or to the Knowledge of the Company, other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or the Company Subsidiary, as applicable, is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or the Company Subsidiary’s, as applicable, compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business or the Company Subsidiary or its business, as applicable. No current property leased or controlled by the Company or the Company Subsidiary, as applicable, has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or the Company Subsidiary, as applicable, pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the Contemplated Transactions by the Company and the Company Subsidiary, as applicable. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or the Company Subsidiary, as applicable, with respect to any property leased or controlled by the Company, the Company Subsidiary or any business operated by them.

2.19 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and the Company Subsidiary, as applicable. Each of such insurance policies is in full force and effect and each of the Company and the Company Subsidiary, as applicable, is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since April 8, 2024, neither the Company nor the Company Subsidiary, as applicable, has received any written notice or other written communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of the Company and the Company Subsidiary, as applicable, has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or the Company Subsidiary, as applicable, for which the Company or the Company Subsidiary, as applicable, has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or the Company Subsidiary, as applicable, of its intent to do so.

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2.20 No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21 Transactions with Affiliates.

(a) Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since April 8, 2024, between, on one hand, the Company or the Company Subsidiary, and, on the other hand, any (i) officer or director of the Company or the Company Subsidiary or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Common Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or the Company Subsidiary) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Section 2.21(a) of the Company Disclosure Schedule lists each stockholders’ agreement (other than stock purchase agreements, Company SAFEs, or other instrument issuing shares of Company Common Stock to such holder), voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company, the Company Subsidiary and any holders of Company Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22 Anti-Bribery. Since April 8, 2024, none of the Company, the Company Subsidiary, nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or any other Person acting on their behalf (each in their respective capacities as such), has directly or indirectly paid, provided, offered, made, or authorized the provision of any bribes, improper rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, or anything of value, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). None of the Company, the Company Subsidiary, or any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents or any other Person acting on their behalf (each in their respective capacities as such) has, since April 8, 2024, taken any action in violation of Anti-Bribery Laws. The Company and the Company Subsidiary are not, nor since April 8, 2024, have they been, the subject of any investigation, prosecution, inquiry, or enforcement action by, or made any voluntary disclosures to any Governmental Body with respect to potential violations of Anti-Bribery Laws.

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2.23 Accredited Investor. The number of stockholders of the Company who have not executed an investor questionnaire certifying that such stockholder of the Company is an “accredited investor” pursuant to Regulation D under the Securities Act is less than thirty-five (35) stockholders, and any such stockholder has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the Merger.

2.24 Export Control and Sanctions Compliance. Each of the Company and the Company Subsidiary has conducted its business in compliance with U.S. export and re-export controls, sanctions, and anti-boycott laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business (collectively, “Trade Laws”). Since April 8, 2024, the Company and the Company Subsidiary have not engaged in any direct or indirect transactions or dealings with (a) any country or territory that is, or has been, subject to a U.S. Government embargo (including, Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country; or (c) any individual or entity identified on, or 50% or more owned (individually or in the aggregate) or otherwise controlled by persons identified on, any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (a “Sanctioned Party”). The Company and the Company Subsidiary are not, nor have they since April 8, 2024, been, the subject of any investigation, prosecution, inquiry, or enforcement action by, or made any voluntary disclosures to, any Governmental Body with respect to potential violations of Trade Laws.

2.25 Outbound Investment Security Program.

(a) Each of the Company and the Company Subsidiary either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).

(b) Each of the Company and the Company Subsidiary have no intention of becoming a “person of a country of concern” that engages in any “covered activity”, each as defined in the Outbound Investment Security Program.

(c) Each of the Company and the Company Subsidiary is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

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2.26 CFIUS. Neither the Company nor the Company Subsidiary engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither Parent nor any of its Subsidiaries has any intention of engaging in such activities in the future.

2.27 Disclaimer of Other Representations or Warranties.

(a) Except as set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Subs pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it, the Company Subsidiary or any of its or the Company Subsidiary’s assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Subs set forth in Section 3 or in any certificate delivered by Parent and/or Merger Subs to the Company pursuant to this Agreement, none of Parent, Merger Subs or any of their respective Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

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Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Subject to Section 8.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC after June 30, 2026 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any forward-looking, cautionary or predictive disclosures contained under the heading “Risk Factors” and any forward-looking, cautionary or predictive disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6 and Section 3.7 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Documents that is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Parent and First Merger Sub is a corporation and Second Merger Sub is a limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate or limited liability company, as applicable, power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since their respective date of incorporation or formation, as applicable, no Merger Sub has engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent has no Subsidiaries, except for the Persons identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of Parent’s Subsidiaries owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Person other than the Persons identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d) Neither Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents or Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

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3.3 Authority; Binding Nature of Agreement.

(a) The Parent and each of its Subsidiaries (including the Merger Subs) have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Subs, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Subs, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held or by written consent) has unanimously: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Stock Payment Shares to the stockholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The First Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The sole member of Second Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The approval of holders of Parent Common Stock is not required in order to approve this Agreement or, except with respect to Parent Stockholder Matters, the Contemplated Transactions. The affirmative vote of (a) a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent (provided that no Person receiving shares of Parent Common Stock in the Contemplated Transactions shall be entitled to vote such shares on such matter) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal described in Section 4.2(a)(i), Section 4.2(a)(ii) and Section 4.2(a)(iii) and (b) a majority of the shares of Parent Common Stock entitled to vote (provided that no Person receiving shares of Parent Common Stock in the Contemplated Transactions shall be entitled to vote such shares on such matter) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal described in Section 4.2(a)(iv) (“Required Parent Stockholder Vote”).

3.5 Non-Contravention: Consents. Subject to obtaining the Required Parent Stockholder Vote, the filing of the Certificates of Merger required by the DGCL and the filing of the Series A Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries (including Merger Subs);

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(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Series A Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or the rules of Nasdaq, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board and the First Merger Sub Board and the sole member of Second Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of 1,000,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 2,793,586 shares have been issued and are outstanding as of the close of business on the Reference Date and 1,000,000 shares of preferred stock of Parent, par value $0.0001 per share, of which no shares have been issued or are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury.

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(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Parent Stock Plans, and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Parent has reserved 3,500,000 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which Parent RSUs and Parent Options to purchase a total of 423,441shares, in the aggregate, have been issued and are currently outstanding of, which no shares are subject to Parent’s right of repurchase, of which (1) 136,372 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Stock Plans, (2) 287,069 shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Stock Plans that are outstanding as of the close of business on the Reference Date, and (3) 3,076,559 shares remain available for future issuance pursuant to the Parent Stock Plans. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the Reference Date: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU as of the close of business on the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Parent Option or Parent RSU expires; (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Parent Option is “early exercisable”. Parent has made available to the Company accurate and complete copies of the Parent Stock Plans and the form of the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder. No vesting of Parent Options or Parent RSUs will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 3.6(c) of the Parent Disclosure Schedule.

(d) Except for the Parent Options and the Parent RSUs granted pursuant to the Parent Stock Plans and the Parent Warrants, and as otherwise set forth in Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

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(e) All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2023 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2023, all material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time it was filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since December 31, 2023, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Documents. To the Knowledge of Parent, there are no investigations by the SEC, or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

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(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (1) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in the Parent SEC Documents, since December 31, 2023, through the date of this Agreement, Parent has not received any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since December 31, 2023, and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e) Except as set forth in the Parent SEC Documents, since December 31, 2023, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or ordinary course reviews of accounting policies and practices, disclosure controls or internal controls.

(f) Parent is and since December 31, 2023, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

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(g) Parent maintains, and at all times since December 31, 2023, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Parent has not been, and is not currently, a “shell company” as defined under Section 12b-2 of the Exchange Act.

3.8 Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, since the date of the Parent Balance Sheet through the date of this Agreement, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Parent Material Adverse Effect and (y) neither Parent nor any of its Subsidiaries has done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans);

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(b) sold, issued, granted, pledged, disposed of or otherwise encumbered (other than encumbrances pursuant to applicable securities Laws) or authorized any encumbrance (other than encumbrances pursuant to applicable securities Laws) with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary (other than Merger Subs) or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (A) adopted, terminated, established or entered into any Parent Benefit Plan (or any plan, arrangement, agreement, program or policy that would be a Parent Benefit Plan if it were in existence as of the date of this Agreement), other than as required by applicable Law; (B) caused or permitted any Parent Benefit Plan to be amended in any material respect, other than as required by applicable Law; (C) paid any bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any Parent Associate or other Person; (D) paid, increased, amended, or granted or entered into any agreement or arrangement providing for any severance, change-of-control, retention or other compensatory benefits to any Parent Associate or other Person; (E) accelerated the vesting, payment or funding of any compensation or benefits under any Parent Benefit Plan; (F) paid any benefit not required by any Parent Benefit Plan; (G) hired, engaged, terminated, or given notice of termination (other than for cause) to any officer, employee, advisor, contractor, or consultant; or (H) made any loans or entered into any commitments to make any loans to any Parent Associate or other Person;

(f) entered into any collective bargaining agreement or other Contract with any labor union, or other labor organization;

(g) entered into any material transaction outside of the Ordinary Course of Business other than in connection with the Contemplated Transactions;

(h) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties (other than the disposal of obsolete assets), or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(i) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Parent IP (other than pursuant to nonexclusive licenses in the Ordinary Course of Business);

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(j) made, changed or revoked any material Tax election (other than elections made in the Ordinary Course of Business), failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes (other than accounting methods adopted in the Ordinary Course of Business);

(k) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $250,000;

(l) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(m) initiated or settled any Legal Proceeding; or

(n) agreed, resolved or committed to do any of the foregoing.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts in the Ordinary Course of Business (other than those resulting from a breach of such Parent Contracts); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Parent or its business, including: (a) all material tangible assets reflected on the Parent Balance Sheet; and (b) all other material tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such material tangible assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to the terms of the Parent Real Estate Leases in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

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3.12 Intellectual Property; Privacy.

(a) Section 3.12(a) of the Parent Disclosure Schedule identifies each item of Registered IP owned in whole or in part by the Parent or its Subsidiaries, including, with respect to each application and registration: (i) the name of the applicant/registrant and any other co-owners, (ii) the jurisdiction of application or registration, and (iii) the application or registration number. To the Knowledge of Parent, each of the patents and patent applications included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each item of Parent IP is valid, enforceable and subsisting. Except as set forth in Section 3.12(a) of the Parent Disclosure Schedules, there are no actions, outside of the normal course of prosecution, that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any material Registered IP owned in whole or in part by Parent.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or its Subsidiaries exclusively own, are the sole assignee of, or have exclusively licensed all of material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Parent, the Parent IP and all other Intellectual Property Rights licensed to Parent constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of Parent’s and any of its Subsidiaries’ business as currently conducted. To the Knowledge of Parent, all Intellectual Property Rights licensed to Parent are licensed pursuant to a valid, enforceable written agreement. Each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent or its Subsidiaries. Each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

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(c) To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create or develop any Parent IP owned or purported to be owned by Parent or its Subsidiaries, except for (i) as where indicated on the face of the patents listed in Section 3.12(a) of the Parent Disclosure Schedule or (ii) as set forth in Section 3.12(c) of the Parent Disclosure Schedule, and in each case except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining or having the right to obtain ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.

(d) Section 3.12(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent (i) is granted an exclusive license under any Intellectual Property Right owned by any third party or is granted a license to any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include Parent Standard Inbound Contracts; and Parent Out-bound Licenses shall not include Parent Standard Outbound Contracts). All Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and, to the Knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor, to the Knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses. Except as set forth in Section 3.12(d) of the Parent Disclosure Schedule, none of the terms or conditions of any Parent In-Bound License or any Parent Out-bound License requires Parent or any of its Subsidiaries or any of their Affiliates to maintain, develop or prosecute any Intellectual Property Rights.

(e) To the Knowledge of Parent: (i) the operation of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP. Since January 1, 2020, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Parent IP owned or purported to be owned by Parent or its Subsidiaries or, to the Knowledge of Parent, any Parent IP exclusively licensed to Parent or its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute, that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP.

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(g) Parent and the operation of Parent’s and its Subsidiaries’ business are, and at all times since December 31, 2023, have been, in material compliance with all applicable Privacy and Data Processing Requirements. Except as would not reasonably be expected to result in liability material to Parent, Parent and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Parent Data as Processed by or for Parent or its Subsidiaries. Since December 31, 2023, except as would not reasonably be anticipated to result in liability material to the Company, there has been (i) no loss or theft of, malfunction of, or security breach relating to, Parent Data or Parent’s or its Subsidiaries’ information technology systems, (ii) no violation of any written privacy or security policy of Parent or its Subsidiaries regarding any such Parent Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other such Processing of any Parent Data. Since December 31, 2023, Parent and its Subsidiaries have maintained commercially reasonable measures and maintained commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s or its Subsidiaries business and Parent Data.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than Parent Excepted Contracts (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing (A) any covenant limiting in any material respect the freedom of Parent or its Subsidiaries to compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Parent or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, or (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Parent or (D) any non-solicitation provision, which, for the avoidance of doubt, shall not include any Parent Contract that is (1) a confidentiality, non-disclosure or similar agreement, (2) a license agreement, or (3) a services, consulting or similar agreement, in each case, entered into in the Ordinary Course of Business;

(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

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(vi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(vii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;

(viii) each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(ix) each Parent Real Estate Lease;

(x) each Parent Contract with any Governmental Body;

(xi) each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii) each Parent Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(xiii) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any current Parent Associate or other natural person service provider (A) providing for annual base compensation in excess of $150,000, or (B) that is not immediately terminable at will by the Parent without notice, severance or other cost or payment;

(xiv) each Parent Contract that (A) provides for retention payments, change of control payments, transaction bonuses, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger or the consummation of the Contemplated Transactions, or (B) is a bonus, equity, severance, retention, pension, profit sharing, deferred compensation or other similar plan, program or arrangement providing compensation or benefits to any current or former employee, officer, director, independent contractor or consultant of Parent or any of its Subsidiaries;

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(xv) any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole, excluding Parent Contracts with Parent Associates;

(xvi) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xvii) each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to the Knowledge of Parent, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract, and no Person has indicated in writing to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract.

3.14 Compliance; Permits.

(a) Parent and its Subsidiaries are, and since December 31, 2023 have been, in compliance in all material respects with all applicable Laws, including the FDCA, the PHSA and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent.

(b) Neither the Company nor the Company Subsidiary has received notice of any investigation, claim, suit, proceeding, audit or other action by any Governmental Body is nor, to the Knowledge of Parent, no such proceeding is or has been threatened against Parent or any Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Parent or any Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any Subsidiary, any acquisition of material property by Parent or any Subsidiary or the conduct of business by Parent or any Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any Subsidiary’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

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(c) Parent or its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”). Section 3.14(c) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

(d) There are no proceedings pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries with respect to an alleged material violation by Parent or any of its Subsidiaries of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither Parent nor any of its Subsidiaries nor any of their respective officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of Parent, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, or proceeding pending or in effect against Parent or any of its Subsidiaries or any of their respective officers and employees, and Parent and its Subsidiaries have no liability for failure to comply with the FDCA, PHSA, or other similar Laws. There is no act, omission, event, fact or circumstance of which Parent has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, Form FDA 483, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

(e) Parent and each of its Subsidiaries have complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company.

(f) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the GCP regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and the GLP regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of Parent or any of its Subsidiaries has been terminated or suspended prior to completion for safety or noncompliance reasons. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency, institutional review board or ethics committee requiring, or to the Knowledge of Parent, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective current products or product candidates have participated. To the Knowledge of Parent, no information, condition or circumstance exists that could reasonably be expected to adversely affect the acceptance, or the subsequent approval, of any filing, application or request for approval by a Drug Regulatory Agency. To the extent required, all clinical trials conducted by or on behalf of Parent have been registered on, and trial results have been reported on, the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), and are listed in accordance with any applicable additional state and local law requirements.

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(g) Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of their respective businesses or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or has failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(h) Neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to Sections 306(a) or (b) of the FDCA (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (e) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (f) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has (a) been convicted of any crime, or (b) engaged in any activities which are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. Parent and its Subsidiaries are not using, nor have they ever used, in any capacity any Person that has ever been, or to the Knowledge of Parent, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.

(i) Parent’s product candidate is and has been formulated, manufactured processed, produced, stored, tested, and packed in compliance in all material respects with all applicable provisions of the FDCA, and, if applicable, the current Good Manufacturing Practice regulations set forth at 21 C.F.R. Parts 210 and 211 and all relevant FDA and other Drug Regulatory Agency Laws and guidance related thereto.

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(j) Parent and each of its Subsidiaries has complied in all material respects with all Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent or its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or any of its Subsidiaries is a party or otherwise bound. Parent has created and maintained, where required, written policies and procedures to protect the privacy of all Protected Health Information, has provided training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither Parent nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to Parent or any of its Subsidiaries, or an agent or third party, including any subject to a Business Associate Agreement with Parent or such Subsidiary. Parent or its Subsidiaries is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 3.14(j) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since December 31, 2023 through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

(c) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16 Tax Matters.

(a) Parent and each of its Subsidiaries have filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

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(b) All income and other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the Parent Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet.

(c) All Taxes that Parent and each of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and in all material respects have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing that have not been fully resolved. There are no pending or ongoing and, to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency (in each case, excluding automatic extensions of time within which to file a Tax Return).

(f) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Parent nor any of its Subsidiaries (in each case, attributable to Parent or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed at or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or existing, respectively, at or prior to the Closing; (v) installment sale or open transaction disposition made on or prior to the Closing; or (vi) prepaid amount, advance payment or deferred revenue received or accrued outside the Ordinary Course of Business at or prior to the Closing.

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(i) Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Parent has no Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Within the past two (2) years, neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Parent has never had a permanent establishment or a fixed place of business, in each case within the meaning of an applicable Tax treaty, in a country other than the country in which it is organized.

(l) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) Section 3.16(m) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(n) Neither Parent nor any of its Subsidiaries (including the Merger Subs) has taken any action (or agreed to take any action) or knows of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Parent Disclosure Schedule is a list of all Parent Benefit Plans (which, for the avoidance of doubt, excludes (i) at-will employment offer letters on Parent’s standard form and (ii) individual Parent Option, Parent RSU or other compensatory equity award agreements made pursuant to the Parent’s standard forms, provided that the representative standard forms of such agreements shall be scheduled). “Parent Benefit Plan” means each (A) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; (B) stock option, stock purchase, other equity or equity-based, phantom equity, pension, retirement, deferred compensation, profit sharing, bonus, incentive, supplemental income, employment, consulting (if with a natural person consultant or their owned entity), compensation, severance, change-of-control, retention, health, life, death, disability, group insurance, vacation or paid time off, holiday, reimbursement, welfare, postretirement or retiree welfare, fringe benefit, educational, employee loan, employee assistance or similar plan, program, policy, agreement, Contract, or arrangement and arrangements not described in clause (A) above (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen); and (C) each plan or arrangement providing compensation to employee and non-employee directors, in each case, (i) sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries, (ii) to which Parent or any of its Subsidiaries is a party, (iii) under which Parent or any of its Subsidiaries has any obligation to sponsor, contribute to or provide benefits under, or (iv) if such plan provides benefits to or otherwise covers any current or former employee, officer, director, independent contractor or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents or beneficiaries), or with respect to which Parent or any of its Subsidiaries has or may have any actual or contingent Liability (including, without limitation, by reason of having a Parent ERISA Affiliate). In the case of a Parent Benefit Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Parent Benefit Plan shall include a reference to such trust, organization or other vehicle.

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(b) As applicable with respect to each Parent Benefit Plan, Parent has made available to the Company true and complete copies of (i) each Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or other material non-routine correspondence.

(c) Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Parent Benefit Plans which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Parent, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) Neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has at any time in the last six (6) years maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

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(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan. None of Parent, any of its Subsidiaries or any Parent Benefit Plan, has any material liability for, nor is reasonably expected to have any material liability for, any excise tax or penalty under ERISA or the Code.

(g) None of Parent, any of its Subsidiaries or any Parent ERISA Affiliates, or to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance, disability or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has made a written representation promising the same. Parent and its Subsidiaries have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

(i) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which Parent or any Subsidiary thereof is a party has been administered and operated in documentary and operational compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Parent Benefit Plan.

(j) Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof, (ii) increase the amount or value of any compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding vesting or delivery of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

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(k) Except as set forth in Section 3.17(k) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code). (whether or not such payment is considered to be reasonable compensation for services rendered).

(l) No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by the Parent or any of its Subsidiaries for any Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(m) Section 3.17(m) of the Parent Disclosure Schedule lists each Parent Benefit Plan (including any benefit or compensation plan, program, policy, practice or arrangement sponsored or maintained by a PEO under which any current or former employee of Parent may be eligible to receive benefits or compensation, and under which Parent is a participating employer) that is sponsored, adopted or maintained by Parent or any Parent ERISA Affiliate, whether formally or informally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any Liability, for the benefit of employees who perform services primarily outside the United States (each such plan, an “International Employee Plan”), including the applicable jurisdiction. Each International Employee Plan (i) is and has been adopted, administered and maintained in all material respects in compliance with the terms of such International Employee Plan and the provisions of the Laws of each jurisdiction in which such International Employee Plan is maintained, to the extent those Laws are applicable to such International Employee Plan, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. No International Employee Plan has unfunded Liabilities that will not be offset by insurance or that are not accrued on the financial statements of the Company in accordance with GAAP. No International Employee Plan provides for any form of defined benefit or final salary pension for any employee.

(n) Parent has provided to the Company a true and correct list, as of the date of this Agreement, containing the names of all current Parent Associates (including any individuals to whom an offer has been extended, but have not yet commenced employment or service) of Parent and its Subsidiaries, and, as applicable: (i) base salary or hourly rate, consulting fee, contractor rate, or other terms of compensation; (ii) target amount of any bonus, commission, or incentive compensation, and a listing of any as yet unpaid amounts; (iii) hire date or initial contract date; (iv) employing or contracting entity; (v) full-time, part-time or temporary status; (vi) title and, with respect to independent contractors, a current written description of such person’s contracting services; (vii) visa status, if applicable; (viii) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the federal Fair Labor Standards Act and any similar state, federal or ex-U.S. law and (B) whether such an employee is on leave, and if so, the expected return date; and (ix) a schedule of any severance, termination payment, notice pay, retention benefits, change in control payments, or other similar compensation or benefits such person may be eligible to receive from the Parent or any Subsidiary.

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(o) Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or had a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has never been, nor, to the Knowledge of the Parent, is there or has there ever been any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, union organizing activity, or any similar activity or dispute affecting the Parent or any of its Subsidiaries.

(p) Parent and each of its Subsidiaries are, and since December 31, 2023, have been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, contractor classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, each of Parent and its Subsidiaries, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to their Parent Associates. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any Parent Associate, applicant for employment, or any other labor or employment matter.

(q) Parent has complied in all material respects with the WARN Act and no action that could trigger the WARN Act will be implemented before the Closing Date.

3.18 Environmental Matters. Parent and each of its Subsidiaries are in compliance and since December 31, 2023 have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since December 31, 2023 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Parent or Merger Subs. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

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3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 2023, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

3.20 Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2023, neither Parent nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21 Opinion of Financial Advisor. The Parent Board has received an opinion of Tungsten Partners LLC, dated on or about the date of the Agreement, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Parent. It is agreed and understood that such opinion is furnished solely for the use of the Parent Board and may not be relied upon by the Company.

3.22 No Financial Advisors. Except as set forth in Section 3.22 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any tail fee, brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions and the transactions contemplated by the Securities Purchase Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.23 Anti-Bribery. In the last five years, none of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf (each in their respective capacities as such) has directly or indirectly paid, provided, offered, made, or authorized the provision of any bribes, improper rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, or anything of value, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees, or, to the Parent’s Knowledge, agents or any other Person acting on their behalf (each in their respective capacities as such) has, in the last five years, taken any action in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has in the last five years been the subject of any investigation, prosecution, inquiry, or enforcement action by, or made any voluntary disclosures to any Governmental Body with respect to potential violations of Anti-Bribery Laws.

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3.24 Valid Issuance. The Parent Common Stock and Parent Series A Convertible Preferred Stock to be issued in the Contemplated Transactions will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) of the Securities Act is applicable.

3.25 Export Control and Sanctions Compliance. Parent and its Subsidiaries have conducted their business in compliance with U.S. export and re-export controls, sanctions, and anti-boycott laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by OFAC and all other Trade Laws. Since April 24, 2019, neither Parent nor any of its Subsidiaries has engaged in any direct or indirect transactions or dealings with (a) any country or territory that is, or has been, subject to a U.S. Government embargo (including the Embargoed Countries), (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country, or (c) any Sanctioned Party. Neither Parent nor any of its Subsidiaries is, nor has since April 24, 2019 been, the subject of any investigation, prosecution, inquiry, or enforcement action by, or made any voluntary disclosures to, any Governmental Body with respect to potential violations of Trade Laws.

3.26 Outbound Investment Security Program.

(a) Each of Parent and its Subsidiaries either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined Outbound Investment Security Program.

(b) Parent and its Subsidiaries have no intention of becoming a “person of a country of concern” that engages in any “covered activity”, each as defined in the Outbound Investment Security Program.

(c) Each of Parent and its Subsidiaries is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

3.27 CFIUS. Neither Parent nor any of its Subsidiaries engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither Parent nor any of its Subsidiaries has any intention of engaging in such activities in the future.

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3.28 Foreign Person. Parent is not a “foreign person” within the meaning of the DPA.

3.29 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Subs to the Company pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent or the Merger Subs pursuant to this Agreement, neither the Company nor any of its respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Section 4. ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Company Stockholder Notice. Promptly following the date of this Agreement and the receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Company Stockholder Notice”) to every stockholder of the Company that did not previously execute the Stockholder Written Consent. The Company Stockholder Notice shall (a) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (b) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (c) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

4.2 Parent Stockholders’ Meeting; Registration Statement.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal;

(ii) approval of the transactions contemplated hereby and pursuant to the Parent Financing required in accordance with applicable Nasdaq Listing Rules (the “Nasdaq Proposals”);

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(iii) approval of (A) an equity incentive plan that has been approved by the Parent Board, which will provide for new awards for a number of shares of Parent Common Stock, taking into account the advice and recommendations of an independent compensation consultant, and which shall include an annual increase pursuant to an “evergreen” provision, taking into account the advice and recommendations of an independent compensation consultant and (B) an employee stock purchase plan that has been approved by the Parent Board, with a total pool of shares of Parent Common Stock, taking into account the advice and recommendations of an independent compensation consultant, and which shall include an annual increase pursuant to an “evergreen” provision, taking into account the advice and recommendations of an independent compensation consultant, in each case in the forms presented to the Parent Board;

(iv) to the extent deemed necessary or advisable by Parent and/or the Company, approval of an amendment to Parent’s certificate of incorporation to effect the Nasdaq Reverse Split (the matters contemplated by clauses 4.2(a)(i)-(iv) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”); and

(v) such other changes or approvals as are mutually agreeable to Parent and the Company or otherwise required by applicable Law or the rules and regulations of Nasdaq.

(b) Parent agrees to call and hold the Parent Stockholders’ Meeting as soon as reasonably practicable after the filing of the Preliminary Proxy Statement, taking into account the factors referenced in Section 4.3(c). If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting or (iii) as may be required for the Contemplated Transactions by the listing and governance rules and regulations of Nasdaq, then, in each case, Parent shall adjourn or postpone the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the approval of the Parent Stockholder Matters is not then obtained, Parent shall use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within six months after the Parent Stockholders’ Meeting, a special meeting of the stockholders of Parent to be held within six months after the Parent Stockholders’ Meeting. Parent shall hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Matters will be solicited and taken, at least once every six months until Parent obtains the approval of the Parent Stockholder Matters.

(c) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters, and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s stockholders vote to approve the Parent Stockholder Matters.

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(d) The Company and Parent acknowledge that, under the Nasdaq Stock Market Rules, the holders of Parent Common Stock Payment Shares and Parent Common Stock that may be issued upon exercise of any Parent Assumed Options will not be entitled to vote such shares on the Preferred Stock Conversion Proposal.

(e) As promptly as practicable following the Closing Date (and in any event within 75 days of the closing of the Parent Financing), Parent shall prepare and shall cause to be filed with the SEC, a Registration Statement Form S-3 (or, if Form S-3 is not then available to Parent, on such form of registration statement as is then available) (the “Registration Statement”) to register the resale of (i) the shares of Parent Common Stock Payment Shares and (ii) the shares of Parent Common Stock underlying the Parent Preferred Stock Payment Shares. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement. Parent covenants and agrees that the Registration Statement, will not, at the effective time of such Registration Statement or at the time any post-effective amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided, however, that Parent makes no such representations or warranty in respect of information furnished in writing by any securityholder of the Company for inclusion in the Registration Statement). Parent shall cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC shall respond promptly to any comments of the SEC or its staff and shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as reasonably practicable after it is filed with the SEC.

4.3 Proxy Statement.

(a) As promptly as reasonably practicable after the Closing Date, taking into account the time required for preparing and/or obtaining audited annual and interim financial statements and other information relating to the Company and pro forma financial information, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement. The Proxy Statement in the form initially filed with the SEC is referred to as the “Preliminary Proxy Statement” and the Proxy Statement in the final definitive form to be delivered to the holders of Parent Common Stock is referred to herein as the “Definitive Proxy Statement.”

(b) Parent covenants and agrees that the Definitive Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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(c) Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Surviving Entity (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

4.4 Reservation of Parent Common Stock: Issuance of Shares of Parent Common Stock. For as long as any Parent Preferred Stock Payment Shares remain outstanding, Parent shall at all times, reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

4.5 Indemnification of Officers and Directors.

(a) “D&O Indemnified Parties” shall mean a director or officer of Parent or the Company or of their respective Subsidiaries, respectively.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Entity shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

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(d) From and after the First Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase by the approval of the Parent Stockholder Matters, a six (6) year prepaid “D&O tail policy” (the “D&O Tail Policy”) for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after approval of the Parent Stockholder Matters with respect to any claim related to any period of time at or prior to the approval of the Parent Stockholder Matters with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Parent will not commit or spend on such D&O Tail Policy annual premiums in excess of 300% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if such premiums for such D&O tail Policy would exceed 300% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 300% of such annual premium.

(e) The provisions of this Section 4.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 4.5. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 4.5.

4.6 Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) set forth on Schedule 4.6 and required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) set forth on Schedule 4.6 and reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

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4.7 Listing. Parent shall use its reasonable best efforts to (a) maintain its existing listing on Nasdaq; (b) prepare and submit to Nasdaq a notification form for the listing of the Parent Common Stock Payment Shares, the shares of Parent Common Stock to be issued upon conversion of the Parent Series A Convertible Preferred Stock to be issued in connection with the Contemplated Transactions and the Parent Common Stock issuable upon exercise of the Parent Assumed Options; and (c) to the extent required by Nasdaq rules and regulations, file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”), which Nasdaq Listing Application shall be prepared in cooperation with the Company, and to cause such Nasdaq Listing Application to be conditionally approved prior to the Parent Stockholders’ Meeting. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company, the holders of Company SAFEs and the holders of Company Options, that may be required or reasonably requested in connection with any action contemplated by this Section 4.7.

4.8 Tax Matters. For U.S. federal income Tax purposes, the Parties intend that (i) the SAFE Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (ii) the First Merger and the Second Merger, taken together, constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Merger Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Subs and the Company are parties under Section 368(b) of the Code. The Parties shall treat, and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to ensure the Merger qualifies, and shall not take any action or cause any action to be taken, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Merger Intended Tax Treatment.

4.9 Legends. Parent shall be entitled to place appropriate legends, including the legend noted in Section 4.17, on the book entries and/or certificates evidencing any shares of Parent Common Stock or Parent Series A Convertible Preferred Stock to be received in the Merger by equity holders of the Company and any shares of Parent Common Stock issuable upon exercise or conversion of any shares of Parent Series A Convertible Preferred Stock or Parent Assumed Options reflecting the restrictions on transfer under applicable securities laws, including those set forth in Rules 144 and 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and Parent Series A Convertible Preferred Stock.

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4.10 Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that immediately after the First Effective Time, (a) the Parent Board is comprised of all of the members of the Parent Board immediately preceding the First Effective Time plus one additional member designated by the Company (who shall be acceptable to Parent immediately prior to the First Effective Time, such acceptance not to be unreasonably withheld, conditioned or delayed), and (b) the Persons listed in Section 4.10 of the Parent Disclosure Schedule under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the First Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Section 4.10 of the Parent Disclosure Schedule is unable or unwilling to serve as a director or an officer, as the case may be, of Parent or the Surviving Entity, as set forth therein, as of the First Effective Time, the Parties shall mutually agree upon a successor. The Person listed in Section 4.10 of the Parent Disclosure Schedule under the heading “Board Designee – Company” shall be the Company’s designee pursuant to clause (a) of this Section 4.10 (the “Company Designee”). All independent board members must qualify as “independent directors” under applicable SEC rules. Concurrently with the Closing, the newly constituted Parent Board shall ensure that the various committees of the Parent Board are constituted in the manner set forth on such Section 4.10 of the Parent Disclosure Schedule.

4.11 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.12 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the First Effective Time.

4.13 Closing Certificates.

(a) The Company shall have prepared and delivered to Parent prior to the Closing a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth, as of immediately prior to the First Effective Time (i) each holder of Company Common Stock (including after the conversion of Company SAFEs pursuant to the Company SAFE Amendment) and Company Options, (ii) such holder’s name, electronic mail address and physical address (to the extent known), (iii) the number of Company Common Stock held and/or underlying the Company Options as of immediately prior to the First Effective Time for each such holder, and (iv) the number of shares of Parent Common Stock and/or Parent Series A Convertible Preferred Stock to be issued to such holder, or to underlie any Parent Assumed Option to be issued to such holder, pursuant to this Agreement in respect of the Company Common Stock or Company Options held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).

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(b) Parent has prepared and delivered to the Company prior to the Closing a certificate signed by an officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Options, Parent RSUs and Parent Warrants, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock underlying the Parent Options, Parent RSUs and Parent Warrants as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

4.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.15 Parent Options and Parent Warrants. Each unexpired and unexercised Parent Option and Parent Warrant, whether vested or unvested, shall remain outstanding immediately after the First Effective Time in accordance with its current terms.

4.16 Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

4.17 Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of the Parent Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder. Each certificate or book-entry notation representing the Parent Stock Payment Shares comprising Merger Consideration and any shares of Parent Common Stock underlying the Parent Preferred Stock Payment Shares shall, until the earlier of (a)(i) the effectiveness of the Registration Statement covering the resale of the Parent Common Stock Payment Shares and Parent Common Stock underlying Parent Preferred Stock Payment Shares and (ii), with respect to the shares of Parent Common Stock underlying the Parent Preferred Stock Payment Shares, the approval of the Parent Stockholder Matters, and (b) (i) the date that such shares become eligible pursuant to Rule 144 under the Securities Act without volume, manner or sale or current public information limitations, subject to receipt by Parent of customary stockholder representation letters, and (ii), with respect to the shares of Parent Common Stock underlying the Parent Preferred Stock Payment Shares, the approval of the Parent Stockholder Matters (provided that at such time, Parent shall promptly (and in any event within three (3) Business Days thereafter) cause its transfer agent to effect the removal of such private placement legends under this Section 4.17 from such shares), bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

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Section 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

5.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

5.2 Series A Certificate of Designation. Parent shall have filed the Series A Certificate of Designation with the Secretary of State of the State of Delaware.

5.3 Parent Financing. The Securities Purchase Agreement shall be in full force and effect and cash proceeds not less than the Concurrent Investment Amount shall have been received by Parent, or will be received by Parent in accordance with the terms of the Securities Purchase Agreement, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

Section 6. CLOSING DELIVERIES OF THE COMPANY

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the director of the Company listed in Section 6.1(a) of the Company Disclosure Schedule; and

(b) the Allocation Certificate.

6.2 FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.11.

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6.3 Company Lock-Up Agreements. Parent shall have received the Lock-Up Agreements duly executed by each of the Company Signatories, each of which shall be in full force and effect.

Section 7. CLOSING DELIVERIES OF PARENT

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) the Parent Outstanding Shares Certificate;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 4.10 hereof; and

(c) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 4.10.

7.2 Parent Lock-Up Agreements. The Company shall have received the Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.

Section 8. MISCELLANEOUS PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement, or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 8 shall survive the First Effective Time.

8.2 Amendment. Until the Required Parent Stockholder Vote has been obtained in accordance with the terms of this Agreement this Agreement may not be amended in any manner that is disproportionately material and adverse to (i) the holders of Parent Common Stock issued and outstanding immediately prior to the First Effective Time, or any Person who is or has been prior to the First Effective Time a director or officer of Parent or any of its Subsidiaries without the prior written approval of a majority of the holders of the Parent Common Stock issued and outstanding immediately prior to the First Effective Time or (ii) the holders of Company Common Stock issued and outstanding as of immediately prior to the First Effective Time, or any Person who is or has been prior to the First Effective Time a director or officer of the Company, without the prior written approval of the Required Company Stockholder Vote. After the Required Parent Stockholder Vote has been obtained, this Agreement may be amended with the written approval of the board of directors of Parent, which shall include the written approval of the Company Designee, and the sole member of the Surviving Entity at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Entity and Parent.

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8.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Applicable Law; Jurisdiction. This Agreement and all matters arising hereunder or in connection with the Contemplated Transactions shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, regardless of any conflicts of laws provisions thereof to the extent they would result in the application of the laws of any other jurisdiction. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

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8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Subs:

Processa Pharmaceuticals, Inc.

Attention: Russell Skibsted, CEO
Email:

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attention: Josh Kaufman and Mark Wood
Email:

if to the Company:

Vidya Therapeutics, Inc.

Attention: Sheila Gujrathi
Email:

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Dr

San Diego, CA 92121

Attention: Rama Padmanabhan; Ken Rollins

Email address:

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8.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.12 No Third-Party Beneficiaries; Non-Recourse. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties. No past, present or future director, manager, officer, employee, incorporator, equityholder, agent, attorney, advisor or representative of any Party (or of any Affiliate of any Party) shall have any liability (whether in contract, tort, equity or otherwise) for any representation, warranty, covenant, agreement or other obligation or liability under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement or any transaction contemplated hereby. Notwithstanding anything to the contrary, this Section 8.12 shall not limit any liability or obligation of, or any remedy or recourse against, any party hereto or under the Parent Stockholder Support Agreements.

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8.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor, and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Pacific Time) on the date that is one (1) Business Day prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York or San Diego, California, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

8.14 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Processa Pharmaceuticals, Inc.

By:	/s/ Russell Skibsted
Name:	Russell Skibsted
Title:	Chief Financial Officer

VENUS MERGER SUB I, INC.

By:	/s/ Russell Skibsted
Name:	Russell Skibsted
Title:	Treasurer

VENUS MERGER SUB II, LLC

By:	/s/ Russell Skibsted
Name:	Russell Skibsted
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

VIDYA THERAPEUTICS, INC.

By:	/s/ Sheila Gujrathi
Name:	Sheila Gujrathi
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A)

“ACT” has the meaning set forth in Section 4.17.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 4.13(a).

“Anti-Bribery Laws” has the meaning set forth in Section 2.22.

“Book-Entry Shares” has the meaning set forth in Section 1.7.

“Business Associate Agreements” has the meaning set forth in Section 2.14(j).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York or San Diego, California are authorized or obligated by Law to be closed.

“Cap” has the meaning set forth in Section 1.5.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.7(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current or former employee, independent contractor, advisor, consultant, officer or director of the Company (including any employed or engaged through a professional employer organization, employer of record, or other entity).

“Company Benefit Plan” has the meaning set forth in Section 2.17(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” has the meaning set forth in the Recitals.

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“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or the Company Subsidiary is a Party or (b) by which the Company or the Company Subsidiary is or may become bound.

“Company Data” means all data and information Processed by or for the Company or the Company Subsidiary.

“Company Designee” has the meaning set forth in Section 4.10.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Company Excepted Contracts” shall mean (a) nondisclosure agreements entered into in connection with discussions, negotiations and transactions related to this Agreement or any transactions that were evaluated and/or pursued that do not have any continuing obligations, rights or interests binding on the Company or the Company Subsidiary (other than customary nondisclosure and confidential information nonuse obligations), (b) Company Standard Outbound Contracts and (c) Company Standard Inbound Contracts.

“Company Financials” has the meaning set forth in Section 2.7(a).

“Company In-bound License” has the meaning set forth in Section 2.12(d).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company or the Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiary, taken a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business, political or economic conditions affecting the industry in which the Company and the Company Subsidiary operates, (b) acts of war, armed hostilities or terrorism, acts of God, natural disaster or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, (f) the taking of any action required to be taken by this Agreement, or (g) resulting from the taking of any action, or the failure to take action, by the Company that is required to be taken or not taken in accordance with this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company or the Company Subsidiary, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiary operates.

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“Company Material Contract(s)” has the meaning set forth in Section 2.13(a).

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.

“Company Out-bound License” has the meaning set forth in Section 2.12(d).

“Company Permits” has the meaning set forth in Section 2.14(c).

“Company Plans” has the meaning set forth in Section 2.6(c).

“Company Real Estate Leases” has the meaning set forth in Section 2.11.

“Company SAFE” means each outstanding Simple Agreement for Future Equity set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Company SAFE Amendment” means the amendment to each Company SAFE, executed by the applicable Company SAFE Holder prior to or contemporaneously with the execution of this Agreement, pursuant to which such Company SAFE converts into shares of Company Common Stock in accordance with its terms.

“Company SAFE Holder” means each holder of a Company SAFE.

“Company Signatories” has the meaning set forth in the Recitals.

“Company Standard Inbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, services agreements, clinical trial agreements, agreements with Company Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software and any other Contract pursuant to which the Company or the Company Subsidiary obtains research, development, manufacturing or other services from a third party and that contains a non-exclusive license to Intellectual Property Rights that is incidental to such Contract.

“Company Standard Outbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements and any other Contract pursuant to which the Company or the Company Subsidiary grants to a third party Person a non-exclusive license to Intellectual Property Rights solely for such third party Person to provide research, development, manufacturing or other services to the Company or the Company Subsidiary.

“Company Stockholder Matters” has the meaning set forth in the Recitals.

“Company Stockholder Notice” has the meaning set forth in Section 4.1.

“Company Subsidiary” has the meaning set forth in Section 2.1(c).

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“Company Unaudited Balance Sheet” means the consolidated unaudited balance sheet of the Company and the Company Subsidiary as of December 31, 2025, provided to Parent prior to the date of this Agreement.

“Concurrent Investment Amount” means at least $175,000,000 as contemplated by the Securities Purchase Agreement.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated May 28, 2026, between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, Parent Stockholder Support Agreements, Lock-Up Agreements and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken at the Parent Stockholders’ Meeting following the Closing pursuant to Section 4.2).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“D&O Indemnified Parties” has the meaning set forth in Section 4.5(a).

“D&O Tail Policy” has the meaning set forth in Section 4.5(d).

“Data Processing Policy” means each applicable written policy, statement, representation, or notice of the Company, Parent or their respective Subsidiaries relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disqualifying Event” has the meaning set forth in Section 3.24.

“Dissenting Shares” has the meaning set forth in Section 1.11.

“DLLCA” means the Delaware Limited Liability Company Act.

“DPA” has the meaning set forth in Section 3.27.

“Drug Regulatory Agency” has the meaning set forth in Section 2.14(a).

“Effect” means any effect, change, event, circumstance, or development.

“Embargoed Countries” has the meaning set forth in Section 2.24.

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“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means 162.811.

“FDA” has the meaning set forth in Section 2.14(a).

“FDCA” has the meaning set forth in Section 2.14(a).

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Effective Time” has the meaning set forth in Section 1.3.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Board” means the board of directors of First Merger Sub.

“First Step Surviving Corporation” has the meaning set forth in Section 1.1.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“GCP” has the meaning set forth in Section 2.14(f).

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“GLP” has the meaning set forth in Section 2.14(f).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“HIPAA” has the meaning set forth in Section 2.14(j).

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“International Employee Plan” has the meaning set forth in Section 3.17(m).

“Investor Agreements” has the meaning set forth in Section 2.21(b).

“Investors” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

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“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact, or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” has the meaning set forth in Section 2.9.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5.

“Merger Intended Tax Treatment” has the meaning set forth in Section 4.8.

“Merger Subs” has the meaning set forth in the Preamble.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

“Nasdaq Listing Application” has the meaning set forth in Section 4.7.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range of 1:2 to 1:12 or as otherwise mutually agreed to by Parent and the Company that is effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards or as otherwise deemed advisable by the Company.

“OFAC” has the meaning set forth in Section 2.24.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

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“Outbound Investment Security Program” has the meaning set forth in Section 2.25(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Associate” means any current or former employee, independent contractor, advisor, consultant, officer or director of Parent (including any employed or engaged through a professional employer organization, employer of record, or other entity).

“Parent Assumed Option” has the meaning set forth in Section 1.10.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of March 31, 2026 (the “Parent Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Parent Benefit Plan” has the meaning set forth in Section 3.17(a).

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Common Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent Data” means all data and information Processed by or for Parent or any of its Subsidiaries.

“Parent Disclosure Schedule” has the meaning set forth in Section 3.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Excepted Contracts” shall mean (a) nondisclosure agreements entered into in connection with discussions, negotiations and transactions related to this Agreement or any transactions that were evaluated and/or pursued that do not have any continuing obligations, rights or interests binding on the Parent or any of its Subsidiaries (other than customary nondisclosure and confidential information nonuse obligations), (b) Parent Standard Outbound Contracts and (c) Parent Standard Inbound Contracts.

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“Parent Financing” means the issuance of shares of Parent Series A Convertible Preferred Stock to be consummated concurrently with the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Parent of at least the Concurrent Investment Amount.

“Parent In-bound License” has the meaning set forth in Section 3.12(d).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business, political or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God, natural disaster or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (h) resulting from the taking of any action, or the failure to take any action, by Parent that is required to be taken or not taken in accordance with this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Material Contract(s)” has the meaning set forth in Section 3.13(a).

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“Parent Net Cash” means without duplication, (a) the sum of (i) Parent’s unrestricted free cash and cash equivalents determined in accordance with GAAP and (ii) all of Parent’s prepaid expenses, deposits and restricted cash to the extent capable of use by Parent and/or the Surviving Entity after the Closing, in each case, as set forth on Section 1.1(a) of the Parent Disclosure Schedule minus (b) the sum of (i) short-term and long-term obligations and liabilities (whether absolute, contingent, accrued, matured, or unmatured) accrued by Parent as of the Closing Date, determined in accordance with GAAP (including accrued accounts payable and accrued expenses), (ii) the aggregate amount of all fees and expenses incurred or reasonably expected to be incurred by Parent as a result of any Legal Proceedings, including any legal settlements, in each case, to the extent not covered by the D&O Tail Policy, including any amounts in excess of the deductible under the D&O Tail Policy, (iii) the aggregate amount (without duplication) of all fees and expenses incurred by Parent prior to the First Effective Time in connection with the negotiation, execution and delivery of this Agreement and the Contemplated Transactions, including: (A) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of Parent (collectively, the “Parent Advisors”) in connection with the Contemplated Transactions, including any payments payable in connection with the Contemplated Transactions to such Parent Advisors following the Closing (other than one-half of any fees payable to Donohoe Advisory Associates LLC) as long as such fees were incurred prior to the Closing; (B) any bonus, retention payments, severance, change-in-control payments, or similar payment obligations (including payments with “single-trigger” or “double-trigger” provisions triggered by the Contemplated Transactions) that are due or payable to any director, officer, employee or consultant (whether prior to, concurrent with or following the Closing), together with any payroll Taxes associated therewith, in each case, in connection with the Contemplated Transactions; (C) any payments, fees and expenses payable as of the Closing Date a result of Parent terminating its then employees (if any) as of the Closing; and (D) the costs associated with obtaining the D&O Tail Policy pursuant to Section 4.5, (iv) any accrued and unpaid Taxes of Parent for Tax periods (or portions thereof) ending on or before the Closing Date for which a Tax Return is initially due after the Closing Date but has not been filed on or prior to the Closing Date, taking into account any deductions or expenses incurred by Parent or its Subsidiaries as a result of or in connection with the transactions contemplated by this Agreement, to the extent deductible in a portion of the Tax year of Parent ending on or before the Closing Date at a ‘more likely than not’ or higher level of confidence, and any current Tax assets (including any overpayments or estimated payments of Taxes), and otherwise calculated in accordance with Parent’s past practice in all material respects, unless otherwise required by applicable Law, and (v) all costs and expenses relating to the winding down of Parent’s legacy business, including the sale, license or other disposition of such Parent’s legacy business to the extent unpaid as of the Closing, including lease termination costs (if any), notice payments, fines or other payments to be made by Parent in order to terminate any existing agreement to which Parent is a party including any costs to be incurred by the Company (including the Surviving Entity) following the Closing. For avoidance of doubt, the calculation of Parent Net Cash may result in a number below $0 or in a number above $0. Notwithstanding the foregoing definition, Parent Net Cash shall not include any amounts excluded from the calculation thereof in the Parent Net Cash Schedule and shall be reduced by the credit shown on the Parent Net Cash Schedule. In the event of a conflict between this definition and the Parent Net Cash Schedule, the Parent Net Cash Schedule shall control.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Out-bound License” has the meaning set forth in Section 3.12(d).

“Parent Outstanding Shares Certificate” has the meaning set forth in Section 4.13(b).

“Parent Permits” has the meaning set forth in Section 3.14(c).

“Parent Preferred Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Real Estate Leases” has the meaning set forth in Section 3.11.

“Parent RSUs” means any restricted stock unit award granted pursuant to the Parent Stock Plans.

“Parent SEC Documents” has the meaning set forth in Section 3.7(a).

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“Parent Series A Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Series A Certificate of Designation.

“Parent Signatories” has the meaning set forth in the Recitals.

“Parent Standard Inbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software and any other Contract pursuant to which Parent obtains research, development, manufacturing or other services from a third party and that contains a non-exclusive license to Intellectual Property Rights that is incidental to such Contract.

“Parent Standard Outbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements and any other Contract pursuant to which Parent grants to a third party Person a non-exclusive license to Intellectual Property Rights solely for such third party Person to provide research, development, manufacturing or other services to Parent.

“Parent Stock Plans” means collectively, the Parent Amended and Restated 2011 Equity Incentive Plan, Parent 2019 Omnibus Incentive Plan, Amended and Restated Parent 2019 Omnibus Incentive Plan, each as may be amended from time to time.

“Parent Stockholder Matters” has the meaning set forth in Section 4.2(a)(iv).

“Parent Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 4.2(a)(iv).

“Parent Warrants” means warrants to purchase shares of Parent Common Stock issued by Parent.

“Party” or “Parties” means the Company, First Merger Sub, Second Merger Sub and Parent.

“PEO” means a professional employer organization, co-employer organization, or employer of record.

“PEO Benefit Plan” has the meaning set forth in Section 2.17(a).

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable, or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

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“Person” means any individual, Entity or Governmental Body.

“PHSA” has the meaning set forth in Section 2.14(a).

“Privacy and Data Processing Requirements” means any applicable (i) Law relating to privacy, data protection, or security, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which, as applicable, the Company, Parent or their respective Subsidiaries are bound relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Process” means, with respect to any data, information, or information technology system, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Proxy Statement” has the meaning set forth in Section 4.3(a).

“Reference Date” means July 27, 2026.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body or private registrar, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, domain names, and all applications for any of the foregoing.

“Registration Statement” has the meaning set forth in Section 4.2(e).

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.4.

“Required Parent Stockholder Vote” has the meaning set forth in Section 3.4.

“SAFE Conversion” has the meaning set forth in Section 1.9.

“Sanctioned Party” has the meaning set forth in Section 2.24.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

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“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Effective Time” has the meaning set forth in Section 1.3.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” has the meaning set forth in the Recitals.

“Series A Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Series A Convertible Preferred Stock in the form attached hereto as Exhibit B.

“Sponsored Company Benefit Plan” has the meaning set forth in Section 2.17(a).

“Stockholder Written Consent” has the meaning set forth in the Recitals.

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Laws” has the meaning set forth in Section 2.24.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local statute, rule or regulation.

“Withholding Agent” has the meaning set forth in Section 1.14.

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Exhibit B

Form of Series A Certificate of Designation

Exhibit C

Form of Lock-Up Agreement

Exhibit D

Form of Parent Support Agreement

Exhibit E

Form of A&R Limited Liability Company Agreement of Second Merger Sub

Schedule 4.6

Filings, Notices and Consents